EXHIBIT 99.1

                                  PRESS RELEASE

                  EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES
                              FIRST QUARTER RESULTS

TULSA, Okla.--July 27, 2007--Educational Development Corporation (NASDAQ: EDUC) today reported results for the first quarter ended May 31, 2007.

The Company reports net revenue of $7,606,000 for the first quarter ended May 31, 2007 compared to $8,107,000 for the same period last year.

The Publishing division which sells to retail outlets reported a 2% sales decline for the quarter which is very similar to industry statistics for all publishers during this period. To offset these industry statistics the Company has increased marketing efforts in the toy and gift market which have been effective.

The Home Business Division experienced an 8% sales decline which is primarily due to a decrease in home party sales. The Company has committed to additional training for the sales consultants to help bolster the home party sales including a new DVD video, online training, and has contracted with an industry expert to provide further field sales training. The Company recently completed a National Sales Convention where training on all aspects of the business were presented to over 500 sales consultants.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                       EDUCATIONAL DEVELOPMENT CORPORATION
                             SELECTED FINANCIAL DATA
                    (amounts in 000s, except per share data)

                                                    Three Months Ended May 31,
                                                    ----------------------------
                                                      2007                2006
                                                    ---------         ----------

Net Revenues                                        $   7,606         $    8,107
                                                    =========         ==========

Earnings Before Income Taxes                        $     938         $    1,091

Income Taxes                                              353                394
                                                    ---------         ----------

Net Earnings                                        $     585         $      697
                                                    =========         ==========

Earnings Per Share:
    Basic                                           $    0.16         $     0.19
                                                    =========         ==========
    Diluted                                         $    0.15         $     0.18
                                                    =========         ==========

Weighted Average Shares:
    Basic                                           3,760,101          3,756,461
                                                    =========         ==========
    Diluted                                         3,878,975          3,886,939
                                                    =========         ==========

Contact:
         Educational Development Corporation
         Randall White, (918) 622-4522